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                                                                    EXHIBIT 23.2


                       CONSENT OF INDEPENDENT ACCOUNTANTS

The Board of Directors of
Breakaway Solutions, Inc.

         We consent to the incorporation by reference in this registration statement on Form S-8 of Breakaway Solutions, Inc. of our reports dated February 7, 2000, except for paragraph five of note 6, which is as of March 7, 2000, relating to the consolidated balance sheets of Breakaway Solutions, Inc. as of December 31, 1998 and 1999, and the related consolidated statements of operations, statements of stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1999, and the related schedule, which reports appear in the December 31, 1999, Annual Report on Form 10-K of Breakaway Solutions, Inc.

                                                       /s/ KPMG LLP

Boston, Massachusetts
April 7, 2000